Exhibit 15.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Man Financial- Sify Securities India Private Limited
We consent to the incorporation by reference in the registration statements (Nos. 333-101322, 333-107938 and 333-135804) on Form S-8 and the registration statements (Nos. 333-101915 and 333- 121047) on Form F-3 of Sify Limited, of our report dated October 12, 2006, with respect to the consolidated statement of financial condition of Man Financial-Sify Securities India Private Limited and subsidiaries as of March 31, 2006, and the related consolidated statements of income, stockholders’ equity and cash flows for the year ended March 31, 2006, which report appears in Form 20-F /A of Sify Limited.
/s/ KPMG
KPMG
Mumbai, India
Date: October 12, 2006.